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                                                                     Exhibit 4.4
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                       SOUTHERN FINANCIAL BANCORP, INC.
                     1993 STOCK OPTION AND INCENTIVE PLAN
                                  PROSPECTUS


          This prospectus applies to the offer and sale of up to 481,000 shares of common stock, $.01 par value, of Southern Financial Bancorp, Inc. that are issuable pursuant to Southern Financial's 1993 Stock Option and Incentive Plan, plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the 1993 Stock Option and Incentive Plan.

                             ____________________

          This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ____________________

          Southern Financial has not authorized anyone to give any information or to make any representations in connection with this offering other than those contained in this prospectus. If given or made, any such other information or representations may not be relied upon as having been authorized by Southern Financial.

          This prospectus is not an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                             ____________________

          Each optionee is encouraged to retain this document for future reference.

             The date of this prospectus is _______________, 2001.
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                             AVAILABLE INFORMATION

          This prospectus is a prospectus delivered in compliance with the Securities Act of 1933, as amended. A registration statement under the Securities Act has been filed with the Securities and Exchange Commission (the "SEC"), with respect to the common stock of Southern Financial issuable in connection with the 1993 Stock Option and Incentive Plan. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement on file with the SEC. Southern Financial will provide without charge to each person to whom a copy of this prospectus is delivered, on the request of such person, a copy of any of the information that has been incorporated by reference into this prospectus (other than exhibits to such information, unless such exhibits are likewise specifically incorporated by reference). Southern Financial also will provide without charge to each plan participant, upon request, copies of all reports, proxy statements and other communications distributed to holders of its common stock generally. Requests for such information or for additional information about the 1993 Stock Option and Incentive Plan or its administration should be directed to: Southern Financial Bancorp, Inc., 37 East Main Street, Warrenton, Virginia 20186,
Attention: Secretary, telephone number (540) 349-3900.

          The following documents, filed by Southern Financial with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference into this prospectus and are deemed to be a part hereof:

          (a) Southern Financial Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 30, 2001;

          (b) Southern Financial Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001; as filed on May 15, 2001;

          (c) The description of Southern Financial's common stock contained in Southern Financial's Registration Statement on Form S-4, as filed on June 19, 2000.

          All documents filed by Southern Financial pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and made a part hereof from the date of filing of such documents. Any statements contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document, which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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                           GENERAL PLAN INFORMATION

Summary of the 1993 Stock Option and Incentive Plan
---------------------------------------------------

          The following summary of the 1993 Stock Option and Incentive Plan outlined below is qualified in its entirety by reference to the full text of the 1993 Stock Option and Incentive Plan, which is set forth in the attached Appendix A. The major provisions of the 1993 Stock and Incentive Plan are as follows:

          Purpose. The purpose of the 1993 Stock Option and Incentive Plan is to maximize the long-term success of Southern Financial, to ensure a balanced emphasis on both current and long-term performance, to enhance participants' identification with shareholders' interests and to facilitate the attraction and retention of key individuals with outstanding abilities. The 1993 Stock Option and Incentive Plan provides for the grant of options to purchase shares of Southern Financial's common stock to employees of Southern Financial and its subsidiaries and to non-employee directors of Southern Financial who have made or are capable of making a substantial contribution to the success of Southern Financial.

          Term. The 1993 Stock Option and Incentive Plan will terminate on September 28, 1993, unless terminated earlier by the Board of Directors of Southern Financial.

          Administration. The 1993 Stock Option and Incentive Plan is administered by the Committee, which is composed of three or more disinterested directors. The Committee has the sole discretion, subject to certain limitations, to interpret the 1993 Stock Option and Incentive Plan to (i) select participants and grant awards; (ii) determine the number of shares to be subject to types of awards generally, as well as to individual awards granted under the 1993 Stock Option and Incentive Plan; (iii) determine the terms and conditions upon which awards shall be granted under the 1993 Stock Option and Incentive Plan; (iv) prescribe the form and terms of instruments evidencing such grants;
(v) establish from time to time regulations for the administration of the 1993 Stock Option and Incentive Plan; (vi) interpret the 1993 Stock Option and Incentive Plan; and (vii) make all determinations deemed necessary or advisable for the administration of the 1993 Stock Option and Incentive Plan. All determinations of the Committee are conclusive. All expenses administering the Stock Option and Incentive Plan are borne by the Company.

          Eligibility. Any officer or employee of Southern Financial or its subsidiaries who, in the judgment of the Committee, can be expected to contribute significantly to the successful performance or growth of Southern Financial or a subsidiary is eligible to participate in the 1993 Stock Option and Incentive Plan. Non-employee directors of Southern Financial or are eligible for automatic options.

          Options. The 1993 Stock Option and Incentive Plan permits the Committee to grant, in its discretion, incentive stock options and nonqualified stock options. Stock options designated as incentive stock options are intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Service"). Officers and employees of Southern Financial and its subsidiaries are eligible to receive either incentive stock options or nonqualified

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stock options under the 1993 Stock Option and Incentive Plan. Non-employee directors of Southern Financial may only receive nonqualified stock options under the 1993 Stock Option and Incentive Plan.

          The Committee determines the exercise price per share of the options, but the price will in no event be less than the market value (as defined in the 1993 Stock Option Incentive Plan) of a share of common stock on the date the stock option is granted.

          Options may be exercised in whole at anytime, or in part from time to time with respect to whole shares only, within the period permitted for exercise and shall be exercised by written notice to Southern Financial. Payment for shares of common stock purchased upon exercise of an option shall be made in cash or in such other form as the Committee may permit. In addition, Southern Financial may, in its sole discretion, withhold or require an optionee to pay or reimburse Southern Financial for any taxes which Southern Financial determines are required to be withheld in connection with the grant or any exercise of an option.

          During the lifetime of a recipient of options, their award, right or interest under the 1993 Stock Option and Incentive Plan may not be assigned, encumbered or transferred.

          Restricted Stock Awards. The 1993 Stock Option and Incentive Plan authorizes the grant to officers and employees (but not to non-employee directors) of shares of the Southern Financial's stock which contains certain restrictions on the full enjoyment of those shares.

          Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. The restrictions may take the form of a period of restriction during which the recipient must remain employed or may require the achievement of one or more preestablished performance criteria within a certain time period in order to be fully vested in the shares. The performance criteria may be stated in terms of the value of the stock, return on equity, earnings per share, total earnings, earnings growth, return on assets, or return on capital or other similar criteria or combination thereof.

          Recipients of restricted stock are not required to provide consideration other than the rendering of services. Recipients generally have, with respect to the restricted stock, all the rights of a shareholder of Southern Financial, including the right to vote the shares, and, unless otherwise provided in the option agreement, the right to receive any cash dividends on the shares.

          Upon termination of employment while restricted stock is subject to restrictions for reasons other than death, disability, or retirement, shares of restricted stock are forfeited subject to such exceptions, if any, as are authorized by the Committee and set forth in the option agreement. Similarly, shares of restricted stock are also forfeited if any performance criteria established with respect to such awards are not achieved within the required time period.

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     Automatic Option Grants to Non-Employee Directors.  Each non-employee director serving on the Board of Southern Financial will receive an automatic non-qualified stock option grant covering 1,000 shares on the first business day after the first meeting of the Board of Directors of Southern Financial following each annual meeting of its stockholders. The Committee may reduce the number of shares in the automatic grant for non-employee directors as it determines from time to time. Southern Financial currently has 10 non-employee directors.

     The exercise price of automatic option grants is 100% of fair market value of the shares on the automatic grant date. Unless otherwise provided in the governing agreement, each award of options becomes exercisable on the first anniversary of the applicable automatic grant date.

     Except as otherwise described in this subsection, automatic awards to non-employee directors are subject to the same terms and conditions as other awards made under the 1993 Stock Option and Incentive Plan.

     Amendment Or Termination. The Board of Directors may terminate and in any respect amend or modify the 1993 Stock Option and Incentive Plan, except that shareholder approval is required in order to (i) materially increase the total number of shares of common stock available under the 1993 Stock Option and Incentive Plan (unless such increase is a result of changes in capitalization as described in the 1993 Stock Option and Incentive Plan), (ii) materially increase the benefits accruing to participants under the plan, or (iii) change the class of persons eligible to participate in the plan.

Employee Retirement Income Security Act of 1974
-----------------------------------------------

     The 1993 Stock Option and Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

Resale Restrictions
-------------------

     Shares of common stock issued on the exercise of an option granted pursuant to the 1993 Stock Option and Incentive Plan are freely tradable unless the optionee is deemed to be an "affiliate" of Southern Financial (as defined herein) at the time of such trade. Thus, an optionee who is not an affiliate may resell the shares of common stock acquired by such optionee upon exercise of an option without any restrictions unless otherwise restricted by the Board of Directors of Southern Financial.

     An affiliate of Southern Financial is a person that directly, or indirectly through one or more intermediate, controls, is controlled by, or is under common control with, Southern Financial. Thus, an optionee would be deemed to be an affiliate if that individual is considered to be in such a "control" relationship with Southern Financial. For example, any director or executive officer of an entity which is an affiliate of Southern Financial also may be considered an affiliate of Southern Financial.

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     An optionee who is an affiliate of Southern Financial may resell publicly the shares of common stock such optionee obtains upon exercise of an option by complying with the conditions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met, such as a one-year holding period, manner and notice of sale requirements, and the availability of current information about Southern Financial, an affiliate of Southern Financial may sell, within any three-month period, such number of shares of common stock that does not exceed the greater of (i) one percent of the then outstanding shares of Southern Financial common stock, or (ii) the average weekly trading volume of the then outstanding shares of Southern Financial common stock during the four calendar weeks next preceding each such sale. In addition, an optionee who is an affiliate of Southern Financial may resell the shares of common stock in a private transaction, provided that the purchaser understands that he is acquiring "restricted securities" which are subject to a one-year holding period and thereafter are subject to the same limitations on resale that applied to the seller (the optionee).

Tax Treatment
-------------

     Incentive Stock Options. Under the Internal Revenue Code, an employee generally recognizes no regular taxable income as a result of the grant or exercise of incentive stock options within the meaning of Section 422 of the Internal Revenue Code. However, an amount equal to the difference between the fair market value of the stock on the date of exercise and the exercise price will be treated as an item of adjustments in the year of exercise for purposes of the alternative minimum tax.

     Southern Financial will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of an incentive stock option, regardless of the applicability of the alternative minimum tax to the optionee. Southern Financial will be entitled to a deduction, however, to the extent that ordinary income is recognized by the optionee upon a disqualifying disposition (see below).

     Upon a sale or exchange of the shares at least two years after the grant of an incentive stock option and one year after exercise of the option, gain or loss will be recognized by the optionee equal to the difference between the sale price and the exercise price. Such gain or loss will not be characterized for federal income tax purposes as long-term capital gain or loss. Southern Financial is not entitled to any deduction under these circumstances.

     If any optionee disposes of shares acquired upon issuance of an incentive stock option prior to completion of either of the above holding periods, the optionee will have made a "disqualifying disposition" of the shares. In such event, the optionee will recognize ordinary income at the time of disposition equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Southern Financial generally will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee on a disqualifying dispositions.

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     If the sale price of the stock is lower than the exercise price, the optionee generally will be entitled to a capital loss equal to the difference. If the sale price of the stock exceeds the fair market value of the stock on the date of option exercise, the optionee will recognize capital gain on such disqualifying disposition in an amount equal to the difference between (i) the amount realized by the optionee upon such disqualifying disposition of the stock and (ii) the exercise price, increased by the total amount of ordinary course, if any, recognized by the optionee upon such disqualifying disposition (as described in the second sentence of the preceding paragraph). Any such capital gain or loss resulting from a disqualifying disposition of shares acquired upon exercise of an incentive stock option will be long-term capital gain or loss if the shares with respect to which such gain or loss is realized have been held for more than twelve months.

     Nonqualified Stock Option. An optionee generally recognizes no taxable income as the result of the grant of a nonqualified stock option, assuming that the option does not have a readily ascertainable fair market value at the time it is granted (which is usually the case with plans of this type). Upon exercise of a nonqualified stock option, an optionee will normally recognize ordinary compensation income for federal tax purposes equal to the excess, if any, of the then fair market value of the shares over the exercise price. Optionees who are employees will be subject to withholding with respect to income recognized upon exercise of a nonqualified stock option.

     Southern Financial will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the exercising optionee, so long as the optionee's total compensation is deemed reasonable in amount.

     Upon a sale of shares acquired pursuant to the exercise of a nonqualified stock option, any difference between the sale price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than twelve months.

     Restricted Stock. A recipient of restricted stock is not required to include the fair market value of such shares in ordinary income until the first time his right in the shares is transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier, unless he elects to be taxed on receipt of the shares.

     With respect to awards granted under the 1993 Stock Option and Incentive Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the recipient recognizes ordinary income at the time of receipt of the cash, stock, or other property. In the circumstances described in this paragraph, the amount of such income is equal to the amount of cash received, or the excess of the fair market value of the shares or other property received at the time the income is recognized over the amount (if any) paid for the shares or other property. Receipts of Restricted Stock will be subject to withholding with respect to income recognized in connection with Restricted Stock.

     Southern Financial will be entitled to a deduction in the amount of the ordinary income recognized by the recipient for the employer's taxable year which includes the last day of the recipient's taxable year in which he recognizes such income.

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     Other Income Tax Information. The rules governing the tax treatment of awards that may be granted under the 1993 Stock Option and Incentive Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.
Section 162(m) of the Internal Revenue Code places certain limitations on the Southern Financial's ability to deduct compensation paid to its executive officers under certain circumstances, including compensation which may be payable pursuant to the 1993 Stock Option and Incentive Plan.

     Finally, the tax consequences under applicable state laws may not be the same as under the federal income tax laws.

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                                  APPENDIX A


 This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended

                             ____________________

                       SOUTHERN FINANCIAL BANCORP, INC.
                     1993 Stock Option and Incentive Plan
                       (As Amended and Restated in 2001)

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